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Prospectus Supplement
 (To Prospectus dated February 21, 2002)

4,700,000 shares

Common stock

IMC Global Inc. is selling 4,700,000 shares of its common stock in this offering. Our common stock is listed on the New York Stock Exchange under the symbol "IGL." On February 21, 2002, the last sale price of our common stock on the New York Stock Exchange was $13.00 per share.

	Per share	Total

Public offering price	$12.900	$60,630,000
Underwriting discounts	$0.323	$1,518,100
Proceeds to IMC Global Inc., before expenses	$12.577	$59,111,900

We have granted the underwriters the right to purchase up to an additional 700,000 shares of common stock to cover over-allotments.

Investing in our common stock involves risks. Please read "Risk Factors" beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

JPMorgan

February 21, 2002

Table of contents

Prospectus Supplement

Prospectus

About this prospectus	2
Where you can find more information	3
IMC Global Inc.	5
Use of proceeds	5
Ratios of earnings to fixed charges	5
Description of debt securities	6
Description of debt warrants	21
Description of series preferred and common stock	23
Description of stock warrants	29
Description of currency warrants	31
Plan of distribution	33
Legal matters	35
Experts	35

Important notice about information presented in this
prospectus supplement and the accompanying prospectus

This prospectus supplement relates to the offer and sale by us of 4,700,000 shares of our common stock pursuant to the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of the securities. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted.

The company

IMC Global is one of the world's leading producers and distributors of crop nutrients to the domestic and international agricultural communities, and one of the foremost manufacturers and distributors of animal feed ingredients worldwide. We believe that we are one of the world's lowest cost and most efficient producers of concentrated phosphates, potash and animal feed ingredients. We intend to maintain and enhance our leading positions through continuous process improvements, an ongoing focus on customer service, a leveraging of our efficient distribution and transportation networks, as well as growth of our core businesses globally.

Our operational structure consists of two continuing business units corresponding to our major product lines: IMC PhosFeed (PhosFeed) and IMC Potash (Potash).

•  PhosFeed.    Our PhosFeed business is comprised of our Phosphates and Feed Ingredients businesses. Our Phosphates business is the largest miner of phosphate rock in North America as well as the leading worldwide producer, marketer and distributor of concentrated phosphates. Our Feed Ingredients business is one of the three largest feed phosphate and feed potash producers in the industry.

•  Potash.    Our Potash business is the leading potash producer in the world and one of only three major producers in the Americas.

On November 29, 2001, we sold IMC Salt (Salt) and our solar evaporation facility located in Ogden, Utah (Ogden) to Compass Minerals Group, Inc. We received approximately $600 million in cash, less transaction fees, as well as a continued economic interest in the resulting new company. We used $312 million of the proceeds of the sale to purchase in a tender offer by us approximately 99% of our 7.40% Notes due 2002 and $62 million of the proceeds (together with an additional $6.3 million from our general corporate funds) to purchase the lessors' interest under a capital lease (the Argus Lease) of our discontinued Chemicals business. We are using the remainder of the proceeds to pay down additional debt and for general corporate purposes.

Recent operating results.

On January 31, 2002, we announced the following unaudited financial information for the three months ended December 31, 2001.

For the three months ended December 31, 2001, our net sales and EBITDA (before special charges) were $525.8 million and $59.4 million, respectively. For the year ended December 31, 2001, our net sales and EBITDA (before special charges) were $1,958.7 million and $263.9 million, respectively.

Fourth quarter revenues of $525.8 million rose nine percent compared to $482.3 million a year earlier. This was primarily driven by significant phosphate and potash sales volume increases, partially offset by lower phosphate pricing. Gross margins of $41.1 million declined from $56.4 million last year principally due to sharply lower phosphate prices and higher rock costs stemming from mine shutdowns, partially offset by the improved crop nutrient volumes and lower phosphate raw material costs. Revenues for PhosFeed and Potash rose by 11% and 4%, respectively, in the three months ended December 31, 2001 as compared to the prior year period. For the full year, revenues for PhosFeed and Potash declined by 6% and 7%, respectively, as compared to 2000.

We reported a loss from continuing operations, before special items, of $11.4 million, or 10 cents per diluted share, for the three months ended December 31, 2001. This compares with earnings from continuing operations of $4.5 million, or 4 cents per diluted share, for the year-ago period. Fourth quarter 2001 results were impacted by: (i) significantly reduced phosphate prices; (ii) increased phosphate rock costs principally from the shutdown of all rock mines for the month of December; and (iii) higher interest expense from our 2001 debt refinancing activities. These items were partially offset by favorable sulphur and ammonia raw material costs in phosphate operations and a 29 percent decline in selling, general and administrative expenses.

Including special items, which aggregated to a loss of $2.5 million, after tax or 2 cents per diluted share, we reported a loss from continuing operations in the fourth quarter of 2001 of $13.9 million, or 12 cents per diluted share. The special items included the following: (i) a non-cash gain of $21.6 million, or 19 cents per diluted share, for the marking to market of our forward stock repurchase contract, and (ii) increased accruals of $24.1 million, or 21 cents per diluted share, primarily consisting of environmental reserves related to non-operating facilities of 5 cents per diluted share and an adjustment to income taxes for prior year reserves of 13 cents per diluted share.

Including a previously announced extraordinary charge of $10.2 million, or 9 cents per diluted share, from the early extinguishment of debt, we reported a net loss of $24.1 million, or 21 cents per diluted share, in the fourth quarter of 2001. This compares to a net loss in the fourth quarter of 2000 of $414.5 million, or $3.59 per diluted share, which included a loss from discontinued operations of $419.0 million, or $3.63 per diluted share, principally from the write-down of our Salt, Ogden and IMC Chemicals businesses to their net realizable values. For the full-year 2001, including special items, we reported a loss from continuing operations of

$27.9 million, or 24 cents per diluted share, versus earnings from continuing operations of $84.3 million, or 73 cents per diluted share, in 2000. Including an extraordinary charge from early debt extinguishment of $14.1 million, or 12 cents per diluted share, and the cumulative effect of a change in accounting principle of $24.5 million, or 21 cents per diluted share, we recorded a net loss in 2001 of $66.5 million, or 57 cents per diluted share. This compares to a 2000 net loss of $345.0 million, or $3.00 per diluted share, which included a loss from discontinued operations of $429.3 million, or $3.73 per diluted share.

Our executive offices are located at 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045, and our telephone number is (847) 739-1200.

The offering

Common stock offered by IMC Global: 4,700,000 shares

Common stock to be outstanding after the offering and the settlement of our share repurchase agreement referred to below: 114,325,694 shares

Use of proceeds

We intend to use the net proceeds from this offering, together with other funds, to purchase 5.4 million shares of our common stock from JPMorgan Chase Bank in satisfaction of our obligation under our share repurchase agreement with JPMorgan Chase Bank.

New York Stock Exchange symbol: IGL

The number of shares of our common stock to be outstanding after this offering and the settlement of our share repurchase agreement is based on the number of shares of common stock outstanding as of February 19, 2002 and does not include:

•  14,462,830 shares issuable upon exercise of stock options outstanding under our stock option plans as of that date; and

•  4,549,504 shares available as of that date for future grant or issuance pursuant to our stock option plans.

Risk factors

Before you decide whether to purchase any of our common stock offered hereby, in addition to the other information in this prospectus supplement, you should carefully consider the following risk factors.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the agreements governing our indebtedness.

Our substantial indebtedness could have important consequences to you. For example, it could:

•  make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•  increase our vulnerability to general adverse economic and industry conditions;

•  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•  limit our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•  place us at a competitive disadvantage compared to our competitors that have less debt; and

•  limit our ability to borrow additional funds.

In addition, we may incur substantial additional indebtedness in the future. The terms of our credit facilities and other agreements governing our indebtedness allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the related risks described above could intensify. If such debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and expansion efforts and strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

We believe that our cash, other liquid assets and operating cash flow, together with available borrowings and potential access to credit and capital markets, will be sufficient to meet our operating expenses and capital expenditures and service our debt requirements as they become due. However, we cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in net sales and cash flow will be realized on schedule or that future borrowings will be available to us when needed or in an amount sufficient to enable us to repay indebtedness or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

The agreements governing our indebtedness contain various covenants that limit our management's discretion in the operation of our business and also require us to meet financial maintenance tests, and failure to comply with these covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, including those that restrict our ability to:

•  borrow money;

•  pay dividends on, redeem or repurchase our capital stock;

•  make investments;

•  use assets as security in other transactions;

•  sell certain assets or merge with or into other companies;

•  enter into sale and leaseback transactions; and

•  enter into unrelated businesses.

Our credit facilities require us to maintain certain financial ratios. If product prices and other market conditions do not improve, there is no assurance that we will be able to comply with applicable financial covenants.

Unless we are able to obtain waivers or amendments from our lenders, any failure to comply with the restrictions of the credit facilities or any agreement governing our indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply us with further funds (including periodic rollovers of existing borrowings). There can be no assurance that we will be able to obtain any necessary waivers or amendments from the requisite lenders.

Our operating results are highly dependent upon conditions in agriculture markets.

Our operating results are highly dependent upon conditions in the agricultural industry. The agricultural products business can be affected by a number of factors, the most important of which, for U.S. markets, are weather patterns and field conditions (particularly during periods of traditionally high crop nutrients consumption), quantities of crop nutrients imported to and exported from North America and current and projected grain inventories and prices, which are heavily influenced by U.S. exports and world-wide grain markets. U.S. governmental policies may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.

International market conditions also significantly influence our operating results. The international market for crop nutrients is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing crop nutrients, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets, changes in the hard currency demands of certain countries, such as the former Soviet Union, and other regulatory policies of foreign governments, as well as the laws and policies of the U.S. affecting foreign trade and investment. In addition, since crop nutrients, particularly anhydrous ammonia, are used for industrial applications, industrial markets and the general economy affect crop nutrients demand and prices.

Our crop nutrients and other products are subject to price volatility resulting from periodic imbalances of supply and demand, which may cause our quarterly results of operations to fluctuate and impair our ability to make payments on our indebtedness when due.

Historically, prices for phosphate have reflected frequent changes in supply and demand. Changes in supply result from capacity additions or reductions and from changes in inventory levels. Demand for these products is dependent, in part, on demand for crop nutrients by the global agricultural industry. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production until supply exceeds demand, followed by periods of declining prices and declining capacity utilization until the cycle is repeated. To a lesser degree, there is also volatility in the price of potash. In addition, markets for our products are affected by general economic conditions.

As a result of periodic imbalances of supply and demand, crop nutrients prices have been volatile, with significant price changes from one growing season to the next. Crop nutrients are global commodities and can be subject to intense price competition from both domestic and foreign sources.

Because of a prolonged price decline, we suspended phosphoric acid production at our Faustina, Louisiana facility in November 1999 and suspended production at our Taft, Louisiana facility in July 1999 in response to reduced market demands and the depressed agricultural economy. In January 2001, we suspended production at all of our remaining operations in Louisiana, reducing our phosphoric acid capacity by approximately 36%. In July 2001, we substantially resumed our Louisiana phosphate production. The extent to which we utilize available capacity at our facilities will cause fluctuations in our results of operations. We have and will continue to incur costs for any temporary or permanent shutdowns of our facilities.

A reduction in the prices of these products and/or a reduction in our production volumes due to shut-downs negatively impacts our earnings. For the year ended December 31, 2000, average price realizations per short ton for diammonium phosphate (DAP) fell 16% from the comparable average in 1999. Average selling prices per short ton for our potash products declined 3% for the year ended December 31, 2000 from the comparable average in 1999. If industry oversupply conditions were to occur, the price at which we sell our products could continue to decline, which would have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks associated with our international operations.

For the year ended December 31, 2000, we derived approximately 38% of our net sales from customers located outside of North America. In particular, sales to China accounted for 36% of our international sales. International sales are subject to numerous risks and uncertainties, including:

•  difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•  unexpected changes in regulatory environments;

•  political and economic instability, e.g., in Argentina and surrounding areas;

•  nationalization of properties by foreign governments;

•  tax rates that may exceed those in the U.S. and earnings that may be subject to withholding requirements; and

•  the imposition of tariffs, exchange controls or other restrictions.

As we continue to expand our business globally, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks that we face.

Our operating earnings are significantly affected by the supply and price levels of natural gas, ammonia and sulphur.

Natural gas, ammonia and sulphur are raw materials used in the manufacture of our phosphate crop nutrients products. Natural gas is used as both a chemical feedstock and a fuel to produce anhydrous ammonia, which is a raw material used in the production of DAP and monoammonium phosphate. Natural gas is also a significant raw material used in the potash solution mining process. A significant portion of our sulphur requirements is provided by the sulphur subsidiary of McMoRan Exploration Company under a supply agreement with us. Our profitability is impacted by the price and availability of natural gas, ammonia and sulphur we purchase from third parties. A significant increase in the price of natural gas, ammonia or sulphur that is not recovered through an increase in the price of our related crop nutrients products or an extended interruption in the supply of natural gas, ammonia or sulphur to our production facilities could have a material adverse effect on our business, financial condition and results of operations. For example, during 2000, a significant rise in the price of natural gas, a major component of production costs, negatively affected our gross margins. Some foreign competitors may have access to lower cost or government-subsidized natural gas supplies.

The markets in which we operate are highly competitive. Our inability to compete successfully could result in the loss of customers, which could adversely affect our sales and profitability.

The markets for the crop nutrients and other products that we produce are highly competitive. Crop nutrients are a global commodity, and customers, including end-users, dealers and other crop nutrients producers and distributors, base their purchasing decisions principally on the delivered price and availability of the product. We compete with a number of U.S. producers and producers in other countries, including state-owned and government-subsidized entities. Some of our principal competitors may have greater total resources and may be less dependent on earnings from crop nutrients sales than IMC Global.

We have experienced an inflow of water into our Esterhazy mine. We are not insured against the risk of floods and water inflow at that mine.

Since December 1985, we have experienced an inflow of water into one of our two interconnected potash mines at Esterhazy, Saskatchewan. As a result, in order to control inflow, we have incurred expenditures, certain of which, due to their nature, have been capitalized, while others have been charged to expense. Procedures utilized to control the water inflow have proven successful to date, and we currently intend to continue conventional shaft mining. Despite the relative success of these measures, however, there can be no assurance that the amounts required for remedial efforts will not increase in future years or that the water inflow, risk to employees or remediation costs will not increase to a level which would cause us to change our mining process or abandon the mines.

Our underground mine operations are presently insured against business interruption and risk from catastrophic perils, including collapse, floods and other property damage with the exception of flood coverage at Esterhazy. Due to the ongoing water inflow problem at Esterhazy, underground operations at this facility are currently not insurable for water incursion problems. Like other potash producers' shaft mines, the Colonsay mine is also subject to the risks of inflow of water as a result of its shaft mining operations.

We may be adversely affected by the environmental regulations to which we are subject. In addition, we have potential environmental liabilities that may have a material adverse effect on our business, financial condition and results of operations.

We are subject to numerous environmental, health and safety laws and regulations in the U.S., Canada and Europe, including laws and regulations relating to land reclamation and remediation of hazardous substance releases. For example, the U.S. Comprehensive Environmental Response Compensation and Liability Act, or Superfund, imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons (known as potentially responsible parties) who are considered to have contributed to the release of "hazardous substances" into the environment. We will continue periodically to incur liabilities, under Superfund and other environmental cleanup laws, with regard to our current or former facilities, adjacent or nearby third party facilities or offsite disposal locations. Under Superfund, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions.

We have received notices from governmental agencies that we are a potentially responsible party at certain sites under Superfund or other environmental cleanup laws. Further, we are aware of additional sites for which we may receive such notices in the future. Some of these sites may require us to expend significant amounts for cleanup costs.

We believe that, pursuant to several indemnification agreements, we are entitled to at least partial, and in many instances complete, indemnification for the costs that we may expend to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to our acquisition of facilities or businesses from parties including ARCO (BP); Beatrice Fund for Environmental Liabilities; Conoco; Conserv; Estech, Inc.; Kaiser Aluminum & Chemical Corporation; Kerr-McGee Inc.; PPG Industries, Inc.; The Williams Companies; and certain other private parties. We have already received and anticipate receiving amounts pursuant to the indemnification agreements for certain of our expenses incurred to date as well as future anticipated expenditures.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations.

Our operations are dependent on our having received the required permits and approvals from governmental authorities.

We hold numerous governmental environmental, mining and other permits and approvals authorizing operations at each of our facilities. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations also is predicated upon securing the necessary environmental or other permits or approvals.

Over the next several years, we will be continuing our efforts to obtain permits in support of our anticipated Florida mining operations at certain of our properties. These properties contain in excess of 100 million tons of phosphate rock reserves. In Florida, local community participation has become an important factor in the permitting process for mining companies. A denial of these permits or the issuance of permits with cost-prohibitive conditions would prevent us from mining at these properties and thereby have a material adverse effect on our business, financial condition and results of operations.

Recent terrorist attacks in the United States could adversely affect us.

On September 11, 2001, terrorists carried out attacks that destroyed the World Trade Center in New York and badly damaged the Pentagon outside of Washington, D.C. As a result, the United States securities markets were closed for several days. The impact which these terrorist attacks, or future events arising as a result of these terrorist attacks, including military or police activities in the United States or foreign countries, future terrorist activities or threats of such activities, biological or chemical weapons attacks, political unrest and instability, riots and protests, could have on the United States economy, the global economy, and global financial markets cannot presently be determined with any accuracy. These conditions could also adversely affect demand for certain of our products. It is possible that the above factors could have a material adverse effect on our business, our ability to finance our business and on our financial condition and results of operations as a whole.

Our stock price may be volatile.

The market price of our common stock, along with the stock market as a whole, has experienced and may continue to experience significant price and volume fluctuations. In the 2001, 2000 and 1999 fiscal years, the price per share of our common stock as reported on the

New York Stock Exchange ranged from a high of $16.12 to a low of $7.99 in 2001, a high of $19.375 to a low of $11.000 in 2000, and a high of $27.125 to a low of $12.750 in 1999.

We believe that a number of factors, both within and outside of our control, could cause the price and trading volume of our common stock to fluctuate, including:

•  announcements and developments related to our business or the agriculture markets in general;

•  fluctuations in our financial results;

•  changes in financial estimates by securities analysts; and

•  changes in general conditions in the economy or the financial markets.

There can be no assurances that we will continue or be able to pay dividends on our common stock.

Our corporate organizational documents provide our board of directors with discretion over the dividend policy on our common stock. The board significantly reduced the amount of the quarterly dividends declared in 2001 as compared with those declared in 2000 and 1999. The board declared dividends of 2 cents per share of common stock in each quarter of 2001, compared with dividends of 8 cents per share of common stock declared in each quarter of 2000 and 1999.

Our dividend policy has historically depended on various factors including our financial condition, results of operation, capital requirements and investment opportunities. Additionally, our credit facilities and outstanding bonds contain covenants which, among other things, limit our ability to pay dividends on our common stock. Furthermore, our operations are conducted through our subsidiaries. We therefore depend on dividends from our subsidiaries to satisfy our financial obligations and make dividend payments to our investors. The ability of our subsidiaries to make dividend payments to us is subject to certain factors including, the financial condition, results of operation, capital requirements and investment opportunities of the subsidiaries, relevant covenants in the agreements governing the indebtedness of some of our subsidiaries and the applicable law governing our subsidiaries.

We have adopted protections for the benefit of our shareholders that could delay, inhibit or prevent an acquisition, which could adversely affect the price of our common stock.

Provisions of our restated certificate of incorporation and by-laws, our stockholder rights plan adopted in May 1999 and Delaware law could make it difficult for a third party to acquire control of us without the approval of our board of directors. These provisions could delay, inhibit or prevent a merger, acquisition, tender offer or proxy contest, which may adversely affect the price of our common stock. See the "Description of series preferred and common stock—Certain Provisions of the Restated Certificate of Incorporation and By-Laws" and "—Rights Plan" sections in the accompanying prospectus.

Disclosure regarding forward looking statements

All statements, other than statements of historical fact, contained within this prospectus supplement and the documents incorporated by reference constitute "forward-looking statements" within the meaning of federal and state securities laws.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in "Risk factors" and the following:

•  general business and economic conditions;

•  governmental policies affecting the agricultural industry in localities where we or our customers operate;

•  weather conditions;

•  the impact of competitive products;

•  pressure on prices realized by us for our products;

•  constraints on supplies of raw materials used in manufacturing certain of our products;

•  capacity constraints limiting the production of certain products;

•  difficulties or delays in the development, production, testing and marketing of products;

•  difficulties or delays in receiving required governmental and regulatory approvals;

•  market acceptance issues, including the failure of products to generate anticipated sales levels;

•  the effects of and change in trade, monetary, environmental and fiscal policies, laws and regulations;

•  foreign exchange rates and fluctuations in those rates;

•  the costs and effects of legal proceedings, including environmental, and administrative proceedings involving us;

•  success in implementing our various initiatives;

•  the effects of the adoption of new accounting guidance, including the new rules on accounting for goodwill and other intangibles, which could result in a reduction of our stockholders' equity depending on the results of periodic impairment testing;

•  the uncertain effects upon the global and domestic economies and financial markets of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and their aftermaths; and

•  other risk factors reported from time to time in our Securities and Exchange Commission (SEC) reports.

Use of proceeds

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $59.0 million, or $67.8 million if the underwriter's over-allotment option is exercised in full, after deducting underwriting discounts and estimated offering expenses.

In March 2000, we entered into a share repurchase agreement with JPMorgan Chase Bank (successor in interest by merger to Morgan Guaranty Trust Company of New York). Pursuant to the share repurchase agreement, JPMorgan Chase Bank purchased 5.4 million shares of our common stock. Under the terms of the agreement, we are obligated to either

•  purchase the 5.4 million shares on or before March 18, 2002 at a purchase price of $14.73 per share or

•  provide for the public resale by JPMorgan Chase Bank of those shares and either (a) pay JPMorgan Chase Bank the difference of $79.5 million less the net proceeds from that sale or (b) issue to JPMorgan Chase Bank additional shares of our common stock to generate proceeds equal to such difference.

We intend to use the net proceeds from this offering (including any proceeds from the exercise of the underwriter's over-allotment option), together with other funds, to purchase 5.4 million shares of our common stock from JPMorgan Chase Bank in satisfaction of our obligations under our share repurchase agreement with JPMorgan Chase Bank.

Our Restated Certificate of Incorporation provides that before we may purchase outstanding shares of our Common Stock from a beneficial owner of 3% or more of the outstanding shares of Common Stock at a price known by us to exceed the market price of the Common Stock, a majority of our stockholders must approve such purchase unless the purchase is made by us on the same terms and as a result of an offer to purchase any and all of our outstanding Common Stock. Pursuant to authority granted in our Restated Certificate of Incorporation, our Board of Directors has determined that this provision does not apply to the repurchase of shares from JPMorgan Chase Bank pursuant to our share repurchase agreement.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2001 (A) on an actual basis; (B) as adjusted for (1) the issuance and sale on November 2, 2001 of $100 million of 11.250% senior notes due 2011 and the use of proceeds therefrom, (2) the sale on November 5, 2001 of our discontinued Australian Chemicals business and the use of proceeds therefrom, (3) the sale on November 29, 2001 of Salt and Ogden and the use of proceeds therefrom, (4) the purchase of $296 million of our 7.40% notes due 2002, pursuant to a tender offer that settled on January 15, 2002, and (5) the purchase of the lessors' interest under a capital lease (the Argus Lease) of our discontinued Chemicals business; and (C) as further adjusted for this offering and the settlement of our share repurchase agreement with JPMorgan Chase Bank. The following information should be read in conjunction with our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement.

	September 30, 2001
(dollars in millions)	Actual	As Adjusted(a)	As Further Adjusted(b)

Cash and cash equivalents	$45	$232	$212
Polk County escrow	27	—	—

Short-term debt	$14	$8	$8

Long-term debt
Revolving credit facilities(c)	125	—	—
Term loan	290	265	265
7.40% notes due 2002	300	4	4
6.50% notes due 2003	200	200	200
7.625% notes due 2005	300	300	300
6.55% notes due 2005	150	150	150
6.875% notes due 2007	150	150	150
7.0% notes due 2008(d)	150	150	150
7.375% notes due 2018	90	90	90
7.30% notes due 2028	150	150	150
10.875% notes due 2008	395	395	395
11.250% notes due 2011	196	297	297
Other senior notes and debentures	28	28	28
Industrial revenue bonds(e)	60	33	33
Other debt(f)	75	10	10

Total long-term debt	2,659	2,222	2,222

Total debt	2,673	2,230	2,230

Total stockholders' equity(g)	554	541	551

Total capitalization	$3,227	$2,771	$2,781

(a)
As adjusted for (1) the issuance and sale on November 2, 2001 of $100 million of 11.250% senior notes due 2011 and the use of proceeds therefrom (including retirement of the Polk County Bonds (as defined below)), (2) the sale on November 5, 2001 of our discontinued Australian Chemicals business and the use of proceeds therefrom, (3) the sale on November 29, 2001 of Salt and Ogden and the use of proceeds therefrom, (4) the purchase of $296 million of our 7.40% notes due 2002, and (5) the purchase of the lessors' interest under a capital lease (the Argus Lease) of our discontinued Chemicals business.

(b)
As further adjusted to reflect this offering and the settlement of our share repurchase agreement with JPMorgan Chase Bank.

(c)
The revolving credit facility provides aggregate borrowing capacity of up to $210 million.

(d)
Our consolidated subsidiary, Phosphate Resource Partners Limited Partnership, is the issuer of these notes.

(e)
In May 2001, we purchased $48.0 million of our industrial revenue bonds due 2015.

(f)
Includes approximately $58.8 million of $62.2 million total outstanding (the remaining $3.4 million is included in short-term debt) under the Argus Lease. One of our subsidiaries has purchased the lessors' interest under the Argus Lease.

(g)
Total stockholders' equity has been adjusted to reflect the impact of the write-off of deferred financing fees, net of tax, associated with the repayment of certain debt.

Environmental, health and safety matters

We have adopted the following Environmental, Health and Safety, or EHS, Policy:

  As a key to the Company's success, the Company is committed to the pursuit of excellence in health and safety, and environmental stewardship. Every employee will strive to continuously improve the Company's performance and to minimize adverse environmental, health and safety impacts. The Company will proactively comply with all environmental, health and safety laws and regulations.

This EHS policy is the cornerstone of our comprehensive EHS program to achieve sustainable, predictable and verifiable EHS performance. Integral elements of the EHS program include: (i) improving our EHS procedures and protocols; (ii) upgrading our related facilities and staff; (iii) performing baseline and verification audits; (iv) formulating EHS improvement plans; and (v) assuring management accountability. We have phased-in implementation of this EHS program and each facility is in a different stage of EHS program integration. We conduct audits to measure the extent of each facility's implementation of the EHS program and to confirm that each facility has achieved regulatory compliance, implemented continuous EHS improvement, and integrated EHS management systems into day-to-day business functions.

We produce and distribute crop and animal nutrients, boron-based chemicals and sodium-bicarbonate. These activities subject us to an evolving myriad of international, federal, state, provincial and local EHS laws which regulate, or propose to regulate: (i) product content; (ii) use of products by both IMC Global and its customers; (iii) conduct of mining and production operations, including safety procedures followed by employees; (iv) management and handling of raw materials; (v) air and water quality impacts from our facilities; (vi) disposal of hazardous and solid wastes; (vii) remediation of contamination at facilities; and (viii) post-mining land reclamation. For new regulatory programs, it is difficult to ascertain future compliance obligations or to estimate future costs until implementing regulations have been finalized and definitive regulatory interpretations have been adopted. We intend to respond to these regulatory requirements at the appropriate time by implementing necessary modifications to facilities or to operating procedures.

We have expended, and anticipate that we will continue to expend, substantial financial and managerial resources to comply with EHS standards. Environmental capital expenditures for 2002 are expected to total approximately $42.8 million, primarily related to: (i) modification or construction of wastewater treatment areas in Florida, New Mexico and Saskatchewan; (ii) construction, modification, and closure projects associated with phosphogypsum stacks at the concentrate plants in Florida, (iii) upgrading of air pollution control equipment at the concentrates plants; and (iv) capital projects associated with remediation of contamination at current or former operations. Additional expenditures for land reclamation activities are expected to total approximately $29.9 million for 2002. In 2003, we expect environmental capital expenditures will be approximately $35.4 million and expenditures for land reclamation activities will be approximately $27.5 million. No assurance can be given that greater-than-anticipated EHS capital expenditures or land reclamation expenditures will not be required for 2002 or in the future.

We maintain accounting reserves for certain contingent environmental liabilities and believe such reserves comport with generally accepted accounting principles. We record reserves for environmental investigatory and non-capital remediation costs and for expenses associated with litigation when litigation has commenced or a claim or assessment has been asserted or is imminent, the likelihood of an unfavorable outcome is probable, and the financial impact of such outcome is reasonably estimable. Based on current information, it is the opinion of management that our contingent liability arising from EHS matters, taking into account established reserves, will not have a material adverse effect on our business or financial condition.

Product requirements and impacts

International, federal, state and provincial standards: (i) require registration of many of our products before such products can be sold; (ii) impose labeling requirements on those products; and (iii) require producers to manufacture the products to formulations set forth on the labels. Various environmental, natural resource and public health agencies at all regulatory levels continue to evaluate alleged health and environmental impacts that might arise from the handling and use of products such as those we manufacture. The U.S. Environmental Protection Agency (EPA), the State of California and The Fertilizer Institute have each completed independent assessments of potential risks posed by crop nutrient materials. These assessments concluded that, based on the available data, crop nutrient materials if used properly do not pose harm to human health. It is unclear whether any further evaluations may result in additional standards or regulatory requirements for the producing industries, including us, or for our customers. At this stage, it is the opinion of management that the potential impact of these standards on the market for our products or on the expenditures that may be necessary to meet new requirements will not have a material adverse effect on our financial position or financial condition.

Operating requirements and impacts

Permitting. We hold numerous environmental, mining and other permits or approvals authorizing operation at each of our facilities. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our operations also is predicated upon securing the necessary environmental or other permits or approvals. For instance, over the next two to six years, PhosFeed will be continuing its efforts to obtain permits in support of its anticipated Florida mining operations at the Ona and Pine Level properties. These properties contain in excess of 100 million tons of phosphate rock reserves. For years, we have successfully permitted mining properties in Florida and we anticipate that we will be able to permit these properties as well. Nevertheless, a denial of these permits or the issuance of permits with cost-prohibitive conditions would adversely impact us.

Mining operations. At our solution mining facilities in Searles Valley, California, Chemicals has undertaken negotiations to resolve separate notices of violation issued by both the California Department of Fish & Game (DFG) and the Lahontan Regional Water Quality Control Board (RWQCB). These notices of violation respectively allege that Chemicals' discharge of unsaturated processed brine to the surface of Searles Lake has negatively impacted migratory birds as well as the ability of Searles Lake to satisfy applicable water quality designations. In addition, the RWQCB has issued orders to the facility that require the implementation of new control measures to limit the discharge of hydrocarbons and potentially other non-native materials to the lake. Chemicals is challenging the water quality designations for the lake that have been promulgated by RWQCB, has instituted substantial corrective measures to restrict its discharge of hydrocarbons and discourage birds from using the lake, and is negotiating with both the DFG and the RWQCB to resolve potential enforcement actions for alleged violations. It is anticipated that one or both agencies will impose fines or penalties for past regulatory violations that may exceed $100,000. Taking into account established reserves, expenditures for known conditions and for resolution of pending enforcement actions currently are not expected to be material.

Management of residual materials. Mining and processing of potash and phosphate generates residual materials that must be managed. Potash tailings, consisting primarily of salt, iron and clay, are stored in surface disposal sites. Phosphate mining residuals, such as overburden and sand tailings, are used in reclamation, while phosphate clay residuals are deposited in clay ponds. Processing of phosphate rock with sulfuric acid generates phosphogypsum that is stored in phosphogypsum stack systems. We have incurred and will continue to incur significant costs to manage our potash and phosphate residual materials in accordance with environmental laws and regulations and with permit requirements.

Saskatchewan Environmental and Resource Management (SERM) has required all mine operators in Saskatchewan to obtain approval of facility decommissioning and reclamation plans (Plans). These Plans, which will apply once mining operations at any facility are terminated, must specify procedures for decommissioning all mine facilities including potash tailings management areas and for handling potash residuals. SERM also requires operators to provide financial assurance that the plans ultimately will be carried out. On July 5, 2000, SERM approved, with comments, the decommissioning plans submitted by Potash for each of its facilities. To meet the terms of this approval, Potash posted interim financial assurance to cover the estimated $2.0 million Canadian Dollars that would be necessary to operate its tailings management areas for approximately two years in the event that we were no longer able to fund facility decommissioning. This financial assurance must remain in effect until July 5, 2005. During this interim period, Potash and the rest of the industry are cooperating with SERM to evaluate technically feasible, cost-effective and environmentally responsible disposal options for tailings residuals and to correct any deficiencies in the Plans that were noted by SERM. Final costs for decommissioning in accordance with the Plans, as well as costs for the ultimate financial assurance demonstration, are likely to be significant. However, we do not anticipate expending such funds in the foreseeable future because: (i) facility closure and decommissioning is not imminent given the anticipated life of our mines; (ii) SERM will consider and, where appropriate, incorporate advances in tailings management technology that may reduce our ultimate tailings management costs and defer the Plans' implementation; and (iii) we will not be required to provide ultimate financial assurance until an appropriate assurance mechanism has been specified by SERM. For these reasons, we cannot predict with certainty the financial impact of these decommissioning requirements on us.

Restructuring charges

In December, 2000, PhosFeed discontinued mining or processing operations at a number of its facilities including the Payne Creek and Noralyn mines and the Nichols concentrates plant. Such discontinuation triggers decommissioning, closure, remediation and reclamation requirements under a number of Florida regulations and permits we hold. At the time of restructuring, these activities were estimated to cost $41.0 million, for which reserves have been established. Although we believe that we have reasonably estimated these costs, additional expenditures could be required to address unanticipated environmental conditions as they arise.

Remedial activities

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons who are considered to have contributed to the release of "hazardous substances" into the environment. Various states have enacted legislation that is analogous to the federal Superfund program. Under Superfund, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportionate share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Superfund or state analogues may impact us at our current or former operations.

Remediation at our facilities. Many of our formerly-owned or current facilities have been in operation for a number of years. The historical use and handling of regulated chemical substances, crop and animal nutrients and additives and by-product or process tailings at these facilities by us and predecessor operators have resulted in soil, surface water and groundwater contamination.

At many of these facilities, spills or other releases of regulated substances have occurred previously and potentially could occur in the future, possibly requiring us to undertake or fund cleanup efforts under Superfund or otherwise. In some instances, we have agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address contamination. At other locations, we have entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. Taking into account established reserves, expenditures for these known conditions currently are not expected, individually or in the aggregate, to be material. However, material expenditures could be required in the future to remediate the contamination at these or at other current or former sites.

In September 1999, Salt terminated operations at its salt solution mining and steam extraction facility in Hutchinson, Kansas. Groundwater beneath that facility contains elevated levels of chloride, which could be derived from a number of potential sources in Hutchinson including natural mineral intrusion, Salt's operations, and other industrial operations. Effective January 8, 2001, Salt entered into a Consent Order with the Kansas Department of Health and the Environment to conduct a Comprehensive Investigation/Corrective Action Study (CI/CAS) to evaluate the nature, extent and source of this chloride contamination. The results of the CI/CAS were submitted to the State in a report suggesting that Salt's operations may not be responsible for elevated chloride levels. Because we have not yet met with the State to discuss the CI/CAS, we are unable to determine what remedial action ultimately may be required. Nevertheless, taking into account established reserves, expenditures to address this facility currently are not expected to be material. This facility was retained by IMC in connection with the sale of Salt and Ogden.

After we successfully deconstructed our former crop nutrients production facility in Spartanburg, South Carolina, the EPA performed an expanded site investigation. Based on the results of such investigation, the EPA did not include the facility on the Superfund National Priorities List. We have signed an Administrative Order on Consent under Superfund and have taken initial steps to perform a Remedial Investigation/Feasibility Study to evaluate whether any additional remedial activities will be required at the facility. Until such study has been completed and approved by the EPA, we will be unable to determine the final cost of any remedial actions that may be required. Nevertheless, taking into account established reserves, expenditures to address this facility currently are not expected to be material. On August 31, 2000, approximately 1,200 current or former neighbors of the Spartanburg facility filed individual claims against us for alleged personal injury, wrongful death, fear of disease, property damage and violation of civil rights related to former facility operations at the site (Adams et al. vs. IMC Global Inc. et al., U.S. District Court, District of South Carolina, Case No. 7-00-2732-13). On January 9, 2001, the suit was dismissed, without prejudice, for failure to state a claim. On April 5, 2001, approximately 900 neighbors re-filed individual claims against us. We intend to vigorously defend this litigation.

Remediation at third-party facilities. Various third-parties have alleged that our historic operations have resulted in contamination to neighboring off-site areas or nearby third-party facilities. In some instances, we have agreed, pursuant to orders from or agreements with appropriate governmental agencies or agreements with private parties, to undertake or fund investigations, some of which currently are in progress, to determine whether remedial action, under Superfund or otherwise, may be required to address contamination. Our remedial liability at these sites, either individually or in the aggregate, currently is not expected, taking into account established reserves, to be material. As more information is obtained regarding these sites, however, this expectation could change.

On September 13, 1999, four plaintiffs from Lakeland, Florida filed a class-action lawsuit against Agrico Chemical Company (Agrico), FTX, PLP and a number of unrelated defendants (Moore et al. vs. Agrico Chemical Company et al., Circuit Court of the Tenth Judicial Circuit, Polk County Florida, Case No. G99-2794). The suit sought unspecified compensation for alleged property damage, medical monitoring, remediation of an alleged public health hazard and other damages purportedly arising from operation of the neighboring crop nutrients and crop protection chemical facilities. Agrico owned the Landia portion of these facilities for approximately 18 months during the mid-1970s. On August 7, 2001, the Court entered an order certifying the settlement class, granting final approval of class settlement, and granting dismissal of the claims with prejudice. Agrico, FTX and PLP funded their portion of the final settlement, which was not material. On September 25, 2001, the Court approved the Share Allocation Report and directed distribution of the settlement funds. As a result, our involvement in this litigation has ended. Concurrent with the litigation, the EPA has determined that remediation of on-site and off-site contamination is necessary. Pursuant to an indemnification agreement with us, The Williams Companies have been participating in remediation efforts required by the EPA at the Landia site and have assumed responsibility for any on-site remedial costs that Agrico might incur.

In August 2001, plaintiffs served the fertilizer operations of International Minerals and Chemical Corporation (IMC), our predecessor, in eleven lawsuits in the Circuit Court for Polk County, Florida. Similar to actions that were filed and dismissed in 1998, these suits allege that, when mining phosphate, IMC and other named defendants brought uranium and other naturally occurring radioactive materials to the ground surface then failed to return those materials below ground during reclamation. According to the plaintiffs, these actions increased ambient radiation levels. IMC then sold the mined-out property to developers for residential housing. The plaintiffs contend that IMC had a duty to warn subsequent residential property owners about the consequences of its mining and reclamation activities, that IMC's failure to provide such warnings amounted to fraud or negligent misrepresentation, and that IMC's mining and reclamation practices were negligent and in violation of state standards. The plaintiffs also filed claims against the Florida Phosphate Council, a trade association, alleging that the Council concealed information about the existence of radioactive contamination on reclaimed mining land. The plaintiffs seek to recover compensation for cleanup costs to reduce radiation levels on their property to background levels, damages for reduced property values allegedly resulting from increased radiation levels in and around their homes, and damages resulting from public fear of radiation contamination. Because identical complaints have previously been dismissed and taking into account established reserves, expenditures to address this litigation currently are not expected to be material. We intend vigorously to contest each of these lawsuits.

On March 28, 2001, and again on April 25, 2001, plaintiffs from Pensacola, Florida filed class-action lawsuits against Agrico, a subsidiary of PLP (and, solely in the case of the latter action, also directly against us) and a number of unrelated defendants (First action—Samples et al. vs. Conoco Inc. et al., Second Action—Williams et al. vs. Conoco Inc., both in the Circuit Court of the First Judicial Circuit, Escambia County Florida). The former action primarily seeks unspecified compensation for alleged diminution in property value, loss of use of groundwater, restoration costs, unjust enrichment and other damages purportedly arising from releases to groundwater occurring at the Agrico Superfund Site in Pensacola, Florida. The latter action asserts a state law claim seeking medical monitoring as a result of such releases. As a division of Conoco Inc. and then as a subsidiary of The Williams Companies, Agrico owned and operated this facility for a number of years to produce crop nutrients and crop nutrient-related materials. Management intends vigorously to contest these actions and to seek any indemnification to which we may be entitled. Under a Superfund consent decree, Conoco Inc. and The Williams Companies have completed soil stabilization and capping at this site and are continuing to conduct groundwater monitoring. Pursuant to an indemnification agreement with us, The Williams Companies have assumed responsibility for any on-site remedial costs that Agrico might incur.

Liability for offsite disposal locations. Currently, we are involved or concluding involvement for offsite disposal at less than five Superfund or equivalent state sites. Moreover, we have previously entered into settlements to resolve our liability with regard to Superfund or equivalent state sites. In some cases, such settlements have included "reopeners," which could result in additional liability at such sites in the event of newly discovered contamination or other circumstances. Our remedial liability at these sites, either individually or in the aggregate, is not currently expected to be material. As more information is obtained regarding these sites and the potentially responsible parties involved, however, this expectation could change.

Possible Indemnification. We believe that, pursuant to several indemnification agreements, we are entitled to at least partial, and in many instances complete, indemnification for the costs that may be expended by us to remedy enviromental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to our acquisition of facilities or businesses from parties including ARCO (BP); Beatrice Fund for Environmental Liabilities; Conoco; Conserv; Estech, Inc.; Kaiser Aluminum & Chemical Corporation; Kerr-McGee Inc.; PPG Industries, Inc.; The Williams Companies and certain other private parties. We have already received and anticipate receiving amounts pursuant to the indemnification agreements for certain of our expenses incurred to date as well as future anticipated expenditures.

Oil and gas

As a result of our merger with FTX, we assumed responsibility for contamination and environmental impacts associated with operation of a number of oil and gas facilities that were businesses operated by FTX, PLP or their predecessors. We are currently involved in claims which allege contamination resulting from disposal of oil and gas residual materials. Our liability for these claims, either individually or in the aggregate, taking into account established reserves, is not expected to have a material adverse effect on our business or financial condition. As more information is obtained regarding these claims or as new claims arise, however, this expectation could change.

For more information on environmental, health and safety matters and other government regulations affecting our business, see the "Risk factors" section of this prospectus supplement.

Underwriting

Subject to the terms and conditions of the underwriting agreement dated February 21, 2002, we have agreed to sell to J.P. Morgan Securities Inc., as underwriter, and J.P. Morgan Securities Inc. has agreed to purchase, 4,700,000 shares of our common stock.

The underwriting agreement provides that the obligation of the underwriter is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriter is committed to purchase all the shares of common stock offered by us if they purchase any shares.

We have granted the underwriter a 30-day option to purchase up to 700,000 additional shares of common stock at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

The following table shows the per share and total underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares.

Underwriting discounts

	Without over- allotment exercise	With over- allotment exercise

Per share	$0.323	$0.323
Total	$1,518,100	$1,744,200

We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $150,000.

The underwriter proposes to offer to sell the shares of common stock to the public at the offering price shown on the cover page of this prospectus supplement. The underwriter may sell shares to securities dealers at a discount of up to $0.194 per share from the public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $0.100 per share from the public offering price. After the offering, the underwriter may vary the public offering price and other selling terms.

The underwriter has advised us that it may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriter of a greater number of shares than it is required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the number of shares subject to the underwriter's over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriter may reduce or close out its covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriter will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any naked short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriter to cover all or a portion of its short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter may facilitate the marketing of this offering online, directly or through one of its affiliates. In those circumstances, prospective investors may view offering terms and a prospectus supplement online.

We have agreed with the underwriter that, subject to limited exceptions, for a period of 90 days following the date of this prospectus supplement, without the prior written consent of the underwriter, we will not dispose of any shares of common stock or any securities convertible into or exchangeable for common stock. The underwriter may, at any time without prior notice, release all or any portion of the shares from these restrictions.

We expect that delivery of the shares will be made to investors on or about February 27, 2002.

From time to time in the ordinary course of their respective businesses, the underwriter and its affiliates have engaged in commercial banking and investment banking transactions with us and our affiliates and may do so in the future. Net proceeds of this offering, together with other funds, will be used to purchase 5,400,000 shares of our common stock from JPMorgan Chase Bank, an affiliate of the underwriter, in satisfaction of our obligations under our share repurchase agreement with JPMorgan Chase Bank. See the "Use of proceeds" section of this prospectus supplement. Accordingly, this offering will be conducted in compliance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Pursuant to that rule, because a "bona fide independent market" exists for our common stock, the public offering price of shares of our common stock in this offering will not be passed upon by an independent third party.

Legal matters

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cahill Gordon & Reindel, New York, New York.

Prospectus

$750,000,000

IMC GLOBAL INC.
Debt Securities and Debt Warrants
Series Preferred Stock
Common Stock and Common Stock Warrants
Currency Warrants

We will use this prospectus to offer and sell securities from time to time. These may include:

•  unsecured senior debt. warrants to purchase common stock securities

•  warrants to receive the cash value in U.S. dollars of the right to purchase or sell a foreign currency or currency units

•  unsecured subordinated debt securities

•  warrants to purchase units consisting of any combination of these debt securities

•  preferred stock

•  common stock

We will provide the specific terms and conditions of these securities in supplements to this prospectus prepared in connection with each offering. These terms and conditions may include:

In the case of debt securities:	In the case of warrants:	In the case of currency warrants:	In the case of securities:
• interest rate	• expiration date	• base foreign currency or currency units	• price
• maturity	• exercise price	• formula for determining value	• size of offering
• ranking	• conditions to exercisability	• conditions to exercisability	• redemption prior to maturity exercisability
• underwriting discounts and commissions

The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2002.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC) using a shelf registration process. Under this shelf process, we may sell:

•  unsecured senior debt securities

•  warrants to purchase common stock

•  unsecured subordinated debt securities

•  warrants to receive the cash value in U.S. dollars of the right to purchase or sell a foreign currency or currency units

•  warrants to purchase debt securities

•  preferred stock

•  units consisting of any combination of these securities

•  common stock

in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described below under the heading Where You Can Find More Information.

The registration statement of which this prospectus constitutes a part (including the exhibits) contains additional important information about our company and the securities offered under this prospectus. Specifically, the legal documents that control the terms of any securities offered by this prospectus are filed with the SEC as exhibits to the registration statement. That registration statement can be read at the SEC's web site or at the SEC offices mentioned under the heading Where You Can Find More Information.

We may sell the securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. See Plan of Distribution. The applicable prospectus supplement will contain the names of any underwriters, dealers or agents involved in the sale of any securities in respect of which this prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to consummate sales of any securities described herein unless accompanied by a prospectus supplement.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of The New York Stock Exchange at 20 Broad Street, New York, New York 10005, or at the office of The Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois 60605. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus and any information included directly in this prospectus updates and supersedes any information previously filed with the SEC. The information incorporated by reference, as updated, is an important part of this prospectus. The following documents, which have been filed with the SEC, are incorporated in this prospectus and specifically made a part of this prospectus:

  (1)
  IMC Global's Annual Report on Form 10-K for the year ended December 31, 2000,

  (2)
  IMC Global's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001,

  (3)
  IMC Global's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001,

  (4)
  IMC Global's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001,

  (5)
  IMC Global's Current Report on Form 8-K filed on February 2, 2001,

  (6)
  IMC Global's Current Report on Form 8-K filed on April 17, 2001,

  (7)
  IMC Global's Current Report on Form 8-K filed on April 25, 2001,

  (8)
  IMC Global's Current Report on Form 8-K filed on May 30, 2001,

  (9)
  IMC Global's Current Report on Form 8-K filed on October 1, 2001,

  (10)
  IMC Global's Current Report on Form 8-K filed on October 11, 2001,

  (11)
  IMC Global's Current Report on Form 8-K filed on October 18, 2001, and

  (12)
  IMC Global's Current Report on Form 8-K filed on December 19, 2001.

In addition, all documents filed by IMC Global with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

IMC Global Inc.
Attn: Corporate Secretary
100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045
Telephone: (847) 739-1200

You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

IMC Global Inc.

IMC Global Inc. is one of the world's leading producers of crop nutrients for the domestic and international agricultural community and is one of the foremost manufacturers and distributors of animal feed ingredients worldwide. Our operations are structured into the following two business units, each of which is listed with its major product line: IMC PhosFeed (PhosFeed), which represents the IMC Phosphates (Phosphates) and IMC Feed Ingredients (Feed Ingredients) businesses and IMC Potash (Potash). Our principal executive office is located at 100 South Sanders Road, Suite 300, Lake Forest, Illinois 60045, telephone (847) 739-1200. As used in this prospectus and the accompanying prospectus supplement, IMC Global, IMC or the Company refers to IMC Global Inc. and its subsidiaries, unless otherwise indicated by the context.

Use of proceeds

Unless otherwise specified in an applicable prospectus supplement, we will use the net proceeds to be received from the sale of the offered securities for general corporate purposes, which include working capital, the repayment or refinancing of our indebtedness, future acquisitions and/or capital expenditures. Before any net proceeds are applied to the uses described above, such proceeds may be invested in short-term or marketable securities.

Ratio of earnings to fixed charges

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges(a)	—	2.3	2.0	—	3.3	5.9	8.9
Adjusted ratio of earnings to fixed charges(b)	—	2.3	2.0	3.2	5.0	9.8	10.6

(a)
The Company's earnings were insufficient to cover fixed charges by $47.9 million for the nine months ended September 30, 2001 and $390.9 million for the year ended December 31, 1999.

(b)
The adjusted ratio of earnings to fixed charges for the nine months ended September 30, 2001 and 2000 excluded special items of $19.8 million and $1.2 million, respectively. The adjusted ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 excluded special items of $1.2 million, $651.7 million, $195.3 million, $183.7 million and $84.9 million, respectively. The Company's adjusted earnings were insufficient to cover fixed charges by $28.1 million for the nine months ended September 30, 2001.

Description of debt securities

The following is a general description of the terms of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may or may not apply will be described in the applicable prospectus supplement.

The debt securities may be issued from time to time in one or more series. If the debt securities are Senior Debt Securities, they will be issued under an Indenture dated August 1, 1998 (the Senior Indenture), between us and The Bank of New York, as Trustee (the Senior Trustee). A copy of the Senior Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If the debt securities are Subordinated Debt Securities, they will be issued under an Indenture (the Subordinated Indenture), between us and a trustee to be named prior to the offering of any Subordinated Debt Securities (the Subordinated Trustee). A copy of the form of Subordinated Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The Senior Trustee and the Subordinated Trustee are referred to herein individually as the Trustee and collectively as the Trustees, and the Senior Indenture and the Subordinated Indenture are referred to herein individually as an Indenture and, collectively, as the Indentures. You should read these documents carefully to fully understand the terms of the debt securities.

Because the following is only a summary of certain provisions of the debt securities and the Indentures, it does not contain all information that you may find useful. For further information about the debt securities and the Indentures, you should read the Indentures. The Indentures are substantially identical, except for certain of our covenants and provisions relating to subordination. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indentures.

General

The Indentures do not limit the amount of debt securities which we can issue thereunder and provide that we can issue debt securities of any series thereunder up to the aggregate amount which our board of directors may authorize from time to time. The Indentures do not limit the amount of other Indebtedness or securities, other than certain secured Indebtedness as described below, which we may issue. All Senior Debt Securities will be unsecured and will rank on a parity with all our other unsecured and unsubordinated indebtedness. All Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (which term includes the Senior Debt Securities) as described below under Provisions Applicable Solely to Subordinated Debt Securities—Subordination. In addition, because we are a holding company which conducts substantially all our operations through our Subsidiaries, creditors of our Subsidiaries are entitled to a claim on the assets of those Subsidiaries. Consequently, in the event of a liquidation or reorganization of any Subsidiary, creditors of that Subsidiary are likely to be paid in full before any distribution is made to us and holders of Senior Debt Securities or Subordinated Debt Securities, except to the extent that we are recognized as a creditor of such Subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by us.

Terms

We will prepare a prospectus supplement for each series of debt securities that it issues. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

(1)  the title of the offered securities;

(2)  any limit on the amount of the offered securities;

(3)  the percentage of principal amount at which such securities may be offered;

(4)  the maturity;

(5)  the interest rate, the date from which interest will accrue and the interest payment dates, or discount to face value and accretion rate, in the case of debt securities issued at a substantial discount to the principal amount and the record dates for determination of the holders to whom interest is payable;

(6)  the price, date, terms and conditions of any redemption at our option;

(7)  our obligation, if any, to redeem, repurchase or repay the offered securities and any requirement to maintain a sinking fund to support such obligation;

(8)  if other than U.S. dollars, the currency or currencies or units based on or relating to currencies in which the securities are denominated and in which we will pay principal, interest or Additional Amounts;

(9)  any conversion features;

(10)whether the offered securities will be represented by one or more global securities registered in the name of a depository or its nominee;

(11)whether and under what circumstances we will pay Additional Amounts; and

(12)any other terms or conditions not inconsistent with the Indentures.

Unless otherwise provided in the prospectus supplement relating to any offered debt securities, principal, interest and Additional Amounts, if any, will be payable, and the debt securities will be transferable or, if applicable, convertible, at the office or agency maintained by us for such purposes; provided that we may pay interest on registered debt securities by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. In the case of registered debt securities, interest on the such debt securities will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the record date with respect to such interest payment date.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. The debt securities may be represented in whole or in part by one or more global securities registered in the name of a depository or its nominee and, if so represented, interests in such global security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants as described below. Where debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such debt securities and to payment on and transfer and exchange of such debt securities will be described in the applicable prospectus supplement.

We may issue some of the debt securities as discounted debt securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount (Original Issue Discount Securities). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units will be set forth in the applicable prospectus supplement.

Debt securities may be presented for exchange, and registered debt securities may be presented for transfer, in the manner, at the places or subject to the restrictions set forth in the applicable Indenture, the debt securities and the applicable prospectus supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental change payable in connection therewith.

The Indentures require us to file with the Trustee, on an annual basis, a certificate as to compliance with specified covenants contained in the Indentures.

We will comply with Section 14(e) under the Securities Exchange Act of 1934, and any other tender offer rules which may then be applicable, in connection with any obligation of ours to purchase offered debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any offered debt securities, other than as described below under—Limitation on Liens, the Indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction in which we are involved. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Please refer to the applicable prospectus supplement relating to any offered debt securities for information with respect to any deletions from, modifications of or additions to the Events of Default described below or our covenants contained in the Indentures, including any addition of a covenant or other provision providing event risk or similar protection.

Global Securities

We may issue debt securities as global securities that will be deposited with a depository identified in the applicable prospectus supplement. The depository may also act through a nominee. Global securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form. The specific terms of the depository arrangements for a series of debt securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

Upon the issuance of a global security and the deposit of such global security with or on behalf of the depository of such global security, the depository will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository (Participants). The accounts to be credited will be designated by the underwriters or agents of such debt securities or, if such debt securities are offered and sold directly by us, by us. Ownership of beneficial interests in a global security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership interests will be effected only through, records maintained by the depository (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository is the registered owner of a global security, the depository will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable Indenture. Except as provided below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

Payments of principal of and any interest (and premium, if any) on individual debt securities represented by a global security will be made to the depository as the registered owner of such global security. The depository will have sole responsibility and liability with respect to passing such payments along to beneficial holders and for maintaining, supervising or reviewing records relating to beneficial ownership of the debt securities.

We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to give any notice to take any action a holder is entitled to give or take under the applicable Indenture, the depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We expect that the depository upon receipt of any payment in respect of a global security will immediately credit Participants' accounts for their pro rata share of such payments. We also expect that payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. Such payments will be the responsibility of such Participants.

If the depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities to Participants in exchange for the global security. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement, redeem the global securities and issue individual debt securities to Participants in exchange for such global security.

Principal of and any premium and interest on a global security will be payable in a manner described in the applicable prospectus supplement.

Certain Covenants

Limitation on Liens.    The Senior Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary now owned or hereafter acquired, unless all payments due under the Senior Indenture and the Senior Debt Securities are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien. Permitted Liens are excepted from this limitation. See also—Exempted Indebtedness below.

The Subordinated Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) that secures any Indebtedness that is on a parity in right of payment with the Subordinated Debt Securities unless all payments due under the Subordinated Indenture and the Subordinated Debt Securities are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien. Permitted Liens are excepted from this limitation. See also—Exempted Indebtedness below.

Limitations on Sale and Leaseback Transactions.    The Indentures provide that neither we nor any Restricted Subsidiary will enter into any sale and leaseback transaction with respect to any Principal Property (except for temporary leases of a term, including renewals, not exceeding five years) unless either (a) we or such Restricted Subsidiary would be entitled, under the provisions of the Indentures, to incur Indebtedness secured by a Lien on such property to be leased without equally and ratably securing the debt securities, or (b) we, within 180 days after the effective date of such transaction, apply to the voluntary retirement of our Funded Debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the property leased in such transaction or the fair value, as determined by the

Board of Directors, of the leased property at the time such transaction was entered into. The Indentures define Funded Debt as indebtedness (including the debt securities) maturing by the terms thereof more than one year after the original creation thereof. See also—Exempted Indebtedness below.

Exempted Indebtedness.    Notwithstanding the foregoing limitations on Liens and sale and leaseback transactions, we (and our Restricted Subsidiaries) may issue, assume, suffer to exist or guarantee Indebtedness secured by a Lien without securing the debt securities, or may enter into sale and leaseback transactions without retiring Funded Debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the aggregate value of all such sale and leaseback transactions does not at any such time exceed 10% of our and our Subsidiaries' consolidated total assets as shown in the latest audited consolidated balance sheet contained in the latest annual report to our stockholders.

Conversion

The Indentures contain certain provisions regarding the conversion of debt securities into common stock (or cash in lieu thereof). The specific terms applicable to a series of convertible debt securities, including the initial conversion price or conversion rate, any adjustments to such conversion price or conversion rate and the conversion period, and the conditions upon which such conversion will be effected will be set forth in the applicable prospectus supplement.

Events of Default

The following are Events of Default under the Indentures with respect to any debt securities of any series:

(i)    failure to pay any installment of interest on or any Additional Amounts with respect to any debt security of that series when due, continued for 30 days;

(ii)  failure to pay principal of (or premium, if any, on) any debt security of that series when due, either at maturity, upon any redemption or otherwise;

(iii)  failure by us to perform or observe any other covenants, conditions or agreements contained in debt securities of that series or in the applicable Indenture, continued for a period of 90 days after due notice is given as provided in the applicable Indenture;

(iv)  failure to pay principal or interest on any Indebtedness of ours or of any of our wholly owned Subsidiaries (other than the debt securities of such series) when due, aggregating more than $25 million in principal amount, after giving effect to any applicable grace period, that results in such Indebtedness becoming due prior to the date on which it would otherwise become due, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged; or

(v)  certain events of bankruptcy, insolvency or reorganization involving us.

Additional Events of Default may be added for the benefit of holders of debt securities of a series which, if added, will be described in the applicable prospectus supplement. The Indentures provide that the Trustee shall notify the holders of debt securities of each series of any continuing default known to the Trustee which has occurred with respect to that series within 90 days after the occurrence thereof. The Indentures provide that, notwithstanding the foregoing, except in the case of default in the payment of the principal of, interest on or any Additional Amounts payable in respect of any of the debt securities of such series, the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

If an Event of Default of the type described in clause (v) above has happened and is continuing, then the principal of (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on, and any Additional Amounts payable in respect of the debt securities will become immediately due and payable. If one or more Events of Default of the type described in clauses (i) through (iv) with respect to any series of debt securities at the time outstanding has happened and is continuing, then either (x) the Trustee or (y) the holders of not less than 25% of the principal amount of that series of the debt securities then outstanding may declare the principal (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on and any Additional Amounts payable in respect of the debt securities of that series due and payable immediately. This provision is subject to the condition that if, after any declaration of acceleration and before Stated Maturity of the principal with respect to the debt securities of such series, all arrears of interest and any Additional Amounts and the expenses of the Trustee, its agents or attorneys shall be paid by us or for our accounts, and all Defaults (other than the payment of principal that has been declared due and payable) have been cured to the satisfaction of the Trustee, then the Trustee shall, upon the written request of the holders of a majority in principal amount of the debt securities of the applicable series, waive such Default and rescind or annul the declaration of acceleration; provided that no such waiver, rescission or annulment shall extend to or affect any subsequent Default or impair any right consequent thereon.

No holder of any debt security of any series will have the right to pursue a remedy under the applicable Indenture or the debt securities, unless (1) such holder gives the Trustee notice of a continuing Default with respect to the debt securities of that series, (2) the holders of at least a majority in principal amount of the debt securities of the applicable series make a request to the Trustee to pursue the remedy, (3) such holder or holders offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense and (4) the Trustee does not comply with the request within 30 days after the receipt of the request and the offer of security or indemnity. However, nothing contained in the Indentures shall affect or impair the right of any holder of debt securities to institute suit to enforce payment of the principal of, interest on and any Additional Amounts payable in respect of such holder's debt securities on or after the due dates expressed in such debt securities.

We will be required to furnish to the Trustee a statement, detailing any Defaults of which we are aware, within five days after the occurrence of any such Default.

Reports

The Indentures provide that we will file with the Trustee copies of the annual reports and other information, documents and reports which we are required to file with the SEC under the Securities Exchange Act of 1934. If we are not required to file such reports and other information, the Indentures provide that we shall file with the Trustee and cause to be mailed to the holders of debt securities (i) annual reports containing the information required to be contained in an Annual Report on Form 10-K, (ii) quarterly reports containing the information required to be contained in a Quarterly Report on Form 10-Q and (iii) promptly after the occurrence of an event required to be therein reported, such other reports containing information required to be contained in a Current Report on Form 8-K. We shall also comply with the requirements of Section 314(a) of the Trust Indenture Act of 1939, as amended.

Successor Company

The Indentures provide that we will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets or assign any of our obligations under the debt securities or applicable Indenture, unless (i) the entity formed by or surviving any such consolidation or merger (if other than us), or to which such sale, lease, conveyance or other disposition or assignment shall have been made (the Surviving Entity), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Surviving Entity assumes, by a supplemental indenture in a form satisfactory to the Trustee, all of our obligations under the debt securities and the applicable Indenture; and (iii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing. With respect to the sale of assets, the phrase all or substantially all as used in the Indentures varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indentures) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of all or substantially all of the assets of a person, and therefore it may be unclear as to whether a disposition of assets comes within the terms of this provision.

Discharge

Each Indenture provides that it will cease to be of further effect (except that certain obligations will survive) with respect to a series of debt securities when all outstanding debt securities of such series authenticated and issued have been delivered (other than destroyed, lost or stolen debt securities that have been replaced or paid) to the Trustee for cancellation and we have paid all sums payable under such Indenture.

Modification of the Indentures

Each Indenture contains provisions permitting us and the applicable Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of a particular series at the time outstanding under such Indenture only (and not of holders of other series of debt securities outstanding under such Indenture), to enter into supplemental indentures to amend any of the provisions of each Indenture or any supplemental indenture with respect to the debt securities of that particular series (and no other series outstanding under such Indenture); provided that, unless consented to by each holder of debt securities of such series, no such supplemental indenture may:

(a)  reduce the amount of debt securities whose holders must consent to an amendment or a waiver;

(b)  reduce the rate of or change the time for payment of interest or Additional Amounts, including default interest on any debt security;

(c)  reduce the principal of or change the Stated Maturity of any debt security or alter the provisions with respect to redemption;

(d)  make any debt security payable in money other than that stated in the debt security;

(e)  make any change in the types of amendment that need the approval of every affected holder of debt securities;

(f)    with respect to the Senior Indenture, affect the ranking of the Senior Debt Securities; or

(g)  waive a Default in the payment of principal of, any Additional Amounts payable in respect of or interest on, or with respect to, any debt security.

We and the applicable Trustee may enter into supplemental indentures which amend the applicable Indenture and the debt securities with respect to a particular series without the consent of any holder of debt securities of such series in order to:

(i)    cure any ambiguity, omission, defect or inconsistency;

(ii)  comply with such Indenture concerning the substitution of successor corporations pursuant to a merger or consolidation;

(iii)  comply with any requirements of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act of 1939, as amended (the Trust Indenture Act);

(iv)  provide for uncertificated securities;

(v)  make any change that does not materially adversely affect the legal rights of any holder of debt securities under the applicable Indenture as then in effect;

(vi)  secure the debt securities and make intercreditor arrangements with respect to any such debt securities (unless prohibited by such Indenture);

(vii)provide for a replacement Trustee; or

(viii)  add to our covenants and agreements for the benefit of all the holders of all of the debt securities with respect to a series and surrender any right or power reserved for us in such Indenture.

Defeasance and Covenant Defeasance

Each Indenture provides that we may elect either:

(a)  to terminate (and be deemed to have satisfied) all our obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, interest on and any Additional Amounts payable in respect of all debt securities of such series when due) (defeasance) or

(b)  to be released from our obligations with respect to certain covenants, including those described above under Certain Covenants—Limitation on Liens and—Limitations on Sale and Leaseback Transactions (covenant defeasance), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indentures) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any Additional Amounts payable in respect of the outstanding debt securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in such Indenture) with regard to certain matters, including an opinion to the effect that the holders of such debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The applicable prospectus supplement with respect to the debt securities of any series may further describe these or other provisions, if any, permitting defeasance or covenant defeasance.

Concerning the Trustee

The Bank of New York is the Trustee under the Senior Indenture. Prior to the issuance of any Subordinated Debt Securities under the Subordinated Indenture, we will engage a qualified trustee to serve as Trustee under the Subordinated Indenture. Such Trustee will be an eligible trustee under the Trust Indenture Act.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination.    The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all our Senior Indebtedness (as defined below). If we should default in the payment of any principal of, interest on or any Additional Amounts payable in respect of any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, upon written notice of such default to us by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of ours to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or has ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in our capital stock (or cash in lieu of fractional shares thereof) under any conversion right of the Subordinated Debt Securities or otherwise made in our capital stock.

The term Senior Indebtedness is defined to mean our Indebtedness (including the Senior Debt Securities) outstanding at any time except:

(a)  any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities;

(b)  the Subordinated Debt Securities;

(c)  any Indebtedness of ours to a wholly owned Subsidiary of ours;

(d)  interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

(e)  trade payables.

If (i) without our consent a court shall enter an order for relief with respect to us under the United States federal bankruptcy laws or a judgment, order or decree adjudging us as bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of us under the United States federal or state bankruptcy or insolvency laws or (ii) we shall institute proceedings for the entry of an order for relief with respect to us under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against us, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of us or of substantially all of our property, or we shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of Subordinated Debt Securities, whether in cash, securities or other property (other than our securities or securities of any other corporation provided for by a plan or reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of ours ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from our remaining assets the amounts at that time due and owing on account of unpaid principal of, interest on and any Additional Amounts payable in respect of the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the Subordinated Debt Securities and such other obligations.

If any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than our securities or securities of any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan or reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness remaining unpaid in full.

By reason of such subordination, in the event of our insolvency, holders of Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. In addition, other creditors of ours who are not holders of Subordinated Debt Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

Certain Definitions

The following are certain key definitions used in this section. These and other definitions are contained in the Indentures. You should read the applicable Indenture to understand these sections fully.

Additional Amounts shall mean any additional amounts which are required by a debt security, under circumstances specified therein, to be paid by us in respect of certain taxes imposed on certain holders of such debt securities, or as otherwise specified in the terms of such debt security, and which are owing to such holders.

Affiliate shall mean, with respect to any Person, another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person. For the purposes of this definition, control (including, with correlative meanings, the terms controlling, controlled by and under common control with), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

Capitalized Lease Obligation shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Consolidated Net Worth shall mean the excess of our assets over our liabilities plus those of our consolidated Subsidiaries, plus Minority Interests, as determined from time to time in accordance with generally accepted accounting principles.

Default shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.

Indebtedness shall mean, with respect to any Person, at any date, any of the following, without duplication: (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than entered into in the ordinary course of business; (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets of the property securing such Lien; (v) all indebtedness of others (including all interest and dividends on any indebtedness or preferred stock of any other Person for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and

(vi) obligations in respect of Currency Agreements and Interest Swap Obligations (as such capitalized terms are defined in the Indentures).

Issue Date shall mean the first date on which a debt security is authenticated by the applicable Trustee under an Indenture.

Lien shall mean any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party or property leased to us or any of our Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

Minority Interest is defined as any shares of stock of any class of a Subsidiary that are not owned by us or a Subsidiary of ours.

Permitted Liens shall mean, with respect to any Person: (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of ours or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; (iii) Liens in favor of us or any of our Restricted Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on Property to secure Indebtedness incurred for the purpose of (a) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 180 days after, the acquisition of such Property or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such Property; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with generally accepted accounting principles has been made therefor; (viii) Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and (ix) any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an existing Lien) enumerated in clauses (i) through (viii) above; provided that the Lien may not extend beyond (A) the Property or Indebtedness subject to the existing Lien and (B) improvements and construction on such Property and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

Person shall mean any individual, corporation, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

Principal Property shall mean any manufacturing plant or warehouse owned or leased by us or any Subsidiary, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors by resolution declares, together with all other plants and warehouses previously so declared, are not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

Property of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under generally accepted accounting principles.

Restricted Subsidiary shall mean any of our Subsidiaries that is not an Unrestricted Subsidiary.

Stated Maturity, when used with respect to any security or any installment of interest thereon, shall mean the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

Subsidiary of any Person shall mean (i) any Person of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

Unrestricted Subsidiary means (i) any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by the our Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any of our Subsidiaries (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any property of, ours or any of our other Subsidiaries that is not a Subsidiary of the Subsidiary so designated; provided, however, that the Subsidiary to be so designated has total assets of $5,000 or less.

Description of debt warrants

We may issue, together with other securities or separately, warrants for the purchase of debt securities (Debt Warrants). The Debt Warrants are to be issued under debt warrant agreements (each a Debt Warrant Agreement) to be entered into between us and a bank or trust company, as debt warrant agent (the Debt Warrant Agent), all as set forth in the applicable prospectus supplement. The Debt Warrant Agent will act solely as our agent in connection with the Debt Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. A copy of the form of Debt Warrant Agreement, including the form of warrant certificates representing the Debt Warrants (the Debt Warrant Certificates), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. Because the following is only a summary of the Debt Warrant Agreements and the Debt Warrant Certificates, it does not contain all of the information that you may find useful. For further information about the Debt Warrant Agreements and the Debt Warrant Certificates, you should read the Debt Warrant Agreements and the Debt Warrant Certificates.

General

You should look in the accompanying prospectus supplement for the following terms of the offered Debt Warrants:

(a)  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants;

(b)  the specific designation and terms of any related debt securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such debt security;

(c)  the date, if any, on and after which such Debt Warrants and the related debt securities will be separately transferable;

(d)  the principal amount of debt securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;

(e)  the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the Expiration Date);

(f)    if the debt securities purchasable upon exercise of such Debt Warrants are original issue discount debt securities, a discussion of federal income tax considerations applicable thereto; and

(g)  whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants

Each Debt Warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or to be determinable as set forth in the applicable prospectus supplement. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

Debt Warrants may be exercised as set forth in the applicable prospectus supplement relating to such Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

Description of series preferred and common stock

We may issue, separately or together with or upon conversion of or exchange for other securities, series preferred stock (Series Preferred Stock) and common stock (Common Stock), all as set forth in the applicable prospectus supplement. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the following documents:

(i)    our Restated Certificate of Incorporation, as amended (the Restated Certificate of Incorporation);

(ii)  our Amended and Restated By-Laws (the By-Laws);

(iii)  the Rights Agreement, as amended (the Rights Agreement), between us and First Chicago Trust Company of New York, as Rights Agent, pursuant to which shares of Series D Preferred Stock are issuable; and

(iv)  with respect to any Series Preferred Stock, the Certificate of Designation with respect to such Series Preferred Stock.

A copy of each of the Restated Certificate of Incorporation, By-Laws and the Rights Agreement are incorporated by reference as exhibits, and in the case of an offering of Series Preferred Stock, the Certificate of Designation will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. See Where You Can Find More Information.

The total amount of our authorized capital stock consists of (i) 300,000,000 shares, $1.00 par value per share, of Common Stock, of which 114,903,035 shares were issued and outstanding as of September 30, 2001 and (ii) 12,000,000 shares of Series Preferred Stock, par value $1.00 per share. The Board of Directors has reserved 300,000 shares of Series D Preferred Stock for issuance in connection with the Rights Plan described below.

Series Preferred Stock

General.    Under the Restated Certificate of Incorporation, our Board of Directors is authorized to create and issue up to 12,000,000 shares of Series Preferred Stock in one or more series and to determine the rights and preferences of each series, to the extent permitted by the Restated Certificate of Incorporation. As of September 30, 2001, 300,000 shares of Series D Preferred Stock were reserved for issuance. Please refer to the applicable prospectus supplement and the Certificate of Designation with respect to any series of Series Preferred Stock for the terms of any series, including the specific title and stated value, dividend, liquidation, redemption, voting and other rights.

The applicable prospectus supplement will describe the terms of any series of Series Preferred Stock, which may include the following:

(i)    the title and stated value of such Series Preferred Stock;

(ii)  the number of shares of such Series Preferred Stock offered, the liquidation preference per share and the initial offering price of such Series Preferred Stock;

(iii)  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Series Preferred Stock;

(iv)  the date from which dividends on such Series Preferred Stock shall accumulate, if applicable;

(v)  the procedures for any auction and remarketing, if any, for such Series Preferred Stock;

(vi)  the provisions for a sinking fund, if any, for such Series Preferred Stock;

(vii)the provisions for redemption, if applicable, of such Series Preferred Stock;

(viii)  any listing of such Series Preferred Stock on any securities exchange;

(ix)  the terms and conditions, if applicable, upon which such Series Preferred Stock will be convertible into our Common Stock, including the conversion price (or manner of calculation thereof);

(x)  a discussion of Federal income tax considerations applicable to such Series Preferred Stock;

(xi)  the relative ranking and preferences of such Series Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(xii)any limitations on issuance of any series of Series Preferred Stock ranking senior to or on a parity with such series of Series Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(xiii)  any other specific terms, preferences, rights (including, without limitation, voting rights), limitations or restrictions of such Series Preferred Stock.

Liquidation Preference.    Unless otherwise specified in the applicable prospectus supplement, upon any liquidation, dissolution or winding up of IMC whether voluntary or involuntary, the holders of any series of Series Preferred Stock in respect of which this prospectus is being delivered will have preference and priority over the Common Stock and any other class of stock or series of a class of stock of IMC ranking on liquidation junior to such series of Series Preferred Stock, for payment out of the assets of IMC or proceeds thereof, whether from capital or surplus, in the amount set forth in the applicable prospectus supplement. After such payment, the holders of such series of Series Preferred Stock will be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of IMC, the assets of IMC or proceeds thereof shall be insufficient to make the full liquidation payment in respect of such series of Series Preferred Stock and liquidating payments on any other series of Series Preferred Stock ranking as to liquidation on a parity with such series, then those assets and proceeds will be distributed among the holders of such series of Series Preferred Stock and any such other series of Series Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of such series of Series Preferred Stock and such other series of Series Preferred Stock if all amounts thereon were paid in full. A sale of all or substantially all of IMC's assets or a consolidation or merger of IMC with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of IMC.

Common Stock

The holders of outstanding shares of our Common Stock are entitled to receive dividends, subject to the prior rights of any outstanding Series Preferred Stock, out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of our Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of IMC. Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Upon any liquidation, dissolution or winding up of IMC, whether voluntary or involuntary, remaining net assets, if any, of IMC shall be distributed pro rata to the holders of the Common Stock.

Certain Provisions of the Restated Certificate of Incorporation and By-Laws

The Restated Certificate of Incorporation and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of IMC unless such takeover or change of control is approved by our Board of Directors. Such provisions may also render the removal of the current Board of Directors and of management more difficult. The Restated Certificate of Incorporation provides that before we may purchase outstanding shares of our Common Stock from a beneficial owner of 3% or more of the outstanding shares of Common Stock at a price known by us to exceed the market price of the Common Stock, a majority of our stockholders must approve such purchase unless the purchase is made by us on the same terms and as a result of an offer to purchase any and all of our outstanding Common Stock.

Under the Restated Certificate of Incorporation, our Board of Directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors (the Voting Stock), voting together as a single class. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders, except in the case of newly created directorships, if the remaining directors fail to fill any such vacancy, the stockholders may do so at the next annual or special meeting called for that purpose.

The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of our stockholders. In general, notice must be received by us not less than 75 days nor more than 100 days prior to the annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

The Restated Certificate of Incorporation also provides that in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving affiliated holders of stock representing 20% or more of the voting power of the then outstanding shares of Voting Stock, such transactions must be approved by 80% of the combined voting power of the then outstanding Voting Stock, unless such transactions are approved by a majority of our Disinterested Directors (as defined in the Restated Certificate of Incorporation) unless certain minimum price, form of consideration and procedural requirements are satisfied. The Restated Certificate of Incorporation provides that the affirmative vote of the holders of 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions.

The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to our Restated Certificate of Incorporation could enable a minority of our stockholders to exercise veto powers over such transactions and amendments.

Special meetings of stockholders may be called only by our Chairman of the Board, our President or a majority of the Board of Directors. The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.

Rights Plan

On May 27, 1999, our Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding share of Common Stock. The dividend was payable on June 21, 1999 (the Record Date) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from us, under certain circumstances, one one-thousandth of a share (Unit) of our Series D Junior Participating Preferred Stock, par value $1.00 per share (the Series D Preferred Shares), at a price of $90 per Unit (the Purchase Price), subject to adjustment. The description and terms of the Rights are set forth in a "Rights Agreement" dated as of May 27, 1999 between us and First Chicago Trust Company of New York, as Rights Agent.

Initially, the Rights were attached to all Common Stock certificates representing shares of Common Stock then outstanding, and no separate Rights certificates were distributed. The Rights separate from the Common Stock and the Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the Stock Acquisition Date) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer which, if consummated, would result in a person or group beneficially owning 15% or more of the then outstanding shares of Common Stock.

Until the Distribution Date, (i) the Rights are evidenced by the Common Stock certificates and are transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after June 21, 1999, contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificate for Common Stock outstanding also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

The Rights are not exercisable until the Distribution Date and will expire at the Close of Business on June 21, 2009, unless earlier redeemed by the Company as described below.

As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the Close of Business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event that, at any time following the Distribution Date, a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right. If an insufficient number of shares of Common Stock is authorized for issuance, then the Board would be required to substitute cash, property or other securities of ours for the Common Stock. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth in this paragraph until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $90 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $180 worth of Common Stock (or other consideration, as noted above) for $90. Assuming that the Common Stock had a per share value of $45 at such time, the holder of each valid Right would be entitled to purchase 4 shares of Common Stock for $90.

In the event that, at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, (ii) we are acquired in a merger or other business combination transaction in which we are the surviving corporation and all or part of the Common Stock is converted into securities of another entity, cash or other property, or (iii) 50% or more of our assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and the second preceding paragraph are referred to as "Triggering Events."

The purchase price payable and the number of Units of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

In general, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment and payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) at any time until ten days following the Stock Acquisition Date. Immediately upon the action of the Board of Directors authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not result in the recognition of taxable income by stockholders or us, stockholders may, depending upon the circumstances, recognize taxable income after a Triggering Event.

The terms of the Rights may be amended by our Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

A copy of the Rights Agreement is available free of charge from us. This description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

Description of stock warrants

We may issue, together with other securities or separately, stock warrants for the purchase of common stock (Stock Warrants). The Stock Warrants are to be issued under stock warrant agreements (each a Stock Warrant Agreement) to be entered into between us and a bank or trust company, as stock warrant agent (the Stock Warrant Agent), all as set forth in the applicable prospectus supplement. The Stock Warrant Agent will act solely as our agent in connection with the Stock Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Stock Warrants. Copies of the forms of Stock Warrant Agreements and the forms of warrant certificates (the Stock Warrant Certificates) will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated be reference in the registration statement of which this prospectus is a part. The following description of certain provisions of the forms of Stock Warrant Agreements and Stock Warrant Certificates does not purport to be complete and is subject to, and are qualified in their entirety by reference to, all the provisions of the Stock Warrant Agreements and the Stock Warrant Certificates to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part.

General

If we offer warrants for the purchase of Common Stock, the applicable prospectus supplement will describe their terms, which may include the following:

(i)    the offering price of such Stock Warrants, if any;

(ii)  the procedures and conditions relating to the exercise of such Stock Warrants;

(iii)  the number of shares of Common Stock purchasable upon exercise of each stock warrant and the initial price at which such shares may be purchased upon exercise;

(iv)  the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire (the Expiration Date);

(v)  a discussion of Federal income tax considerations applicable to the exercise of Stock Warrants;

(vi)  call provisions of such Stock Warrants, if any; and

(vii)any other terms of the Stock Warrants.

The shares of Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

Exercise of Warrants

Each stock warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Stock Warrants will become void.

Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Stock Warrant Agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

Anti-Dilution Provisions

Unless otherwise specified in the applicable prospectus supplement, the exercise price payable and the number of shares purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

(i)    the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock;

(ii)  the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or

(iii)  any distribution by us to the holders of our Common Stock of evidences of our indebtedness or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above).

No fractional shares will be issued upon exercise of Stock Warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Description of currency warrants

We may issue, together with debt securities or Debt Warrants or separately, currency warrants which either: (i) entitle the holders thereof to receive from us the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars (each, a Currency Put Warrant) or (ii) entitle the holders thereof to receive from us the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars (each, a Currency Call Warrant). The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the currency warrants have a Cash Settlement Value on any given day prior to their expiration.

The currency warrants are to be issued under currency warrant agreement (each a Currency Warrant Agreement) to be entered into between us and a bank or trust company, as agent (the Currency Warrant Agent), all as set forth in the applicable prospectus supplement. The Currency Warrant Agent will act solely as our agent in connection with the currency warrants of such series and will not assume any obligations or relationship of agency or trust for or with any warrant holders. Copies of the forms of Currency Warrant Agreements and the forms of global warrant certificates representing the Currency Put Warrants and the Currency Call Warrants (the Currency Warrant Certificates), reflecting the provisions to be included in the Currency Warrant Agreement that will be entered into with respect to particular offerings of Currency Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part are filed as exhibits in the applicable registration statement of which this prospectus is a part. The following description of certain provisions of the forms of Currency Warrant Agreements and the Currency Warrant Certificates does not purport to be complete and is subject to all the provisions of the Currency Warrant Agreements and the Currency Warrant Certificates, respectively, to be filed in an amendment to the registration statement of which this prospectus is a part or to be filed on a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

General

If we offer currency warrants, the applicable prospectus supplement will describe their terms, which may include the following:

(i)    whether such currency warrants will be Currency Put Warrants, Currency Call Warrants, or both;

(ii)  the formula for determining the Cash Settlement Value, if any, of each currency warrant;

(iii)  the procedures and conditions relating to the exercise of such currency warrants;

(iv)  the circumstances which will cause the currency warrants to be deemed to be automatically exercised;

(v)  any minimum number of currency warrants which must be exercised at any one time, other than upon automatic exercise; and

(vi)  the date on which the right to exercise such currency warrants will commence and the date on which such right will expire (the Expiration Date).

Book-Entry Procedures and Settlement

Except as may otherwise be provided in the applicable prospectus supplement, the currency warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing currency warrants. A holder's ownership of a currency warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of currency warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any currency warrant will be effected only through the selling holder's brokerage firm.

Exercise of Currency Warrants

Each currency warrant will entitle the holder to receive the Cash Settlement Value of such currency warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable prospectus supplement. If not exercised prior to 3:00 P.M., New York City time, on the third New York Business Day preceding the Expiration Date, currency warrants will be deemed automatically exercised on the Expiration Date.

Plan of distribution

We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of such offered securities, including the name or names of any underwriters, dealers or agents, the purchase price of such offered securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any bidding or auction process. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering, the offered securities will be acquired by the underwriters for their own account. The offered securities may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the applicable prospectus supplement together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such offered securities if any are purchased.

Offered securities may be sold directly by us or through agents designated by us from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of the offered securities in respect of which the prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

Any underwriters, dealers, or agents participating in the distribution of the offered securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

Agents, dealers or underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

The offered securities, other than the Common Stock, will be a new issue or issues of securities with no established trading market. Any Common Stock offered by this prospectus will be listed. Unless otherwise indicated in a prospectus supplement, we do not currently intend to list any offered debt securities or warrants on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the offered securities will make a market in such offered securities. Whether or not any of the offered securities are listed on a national securities exchange or the underwriters, dealers or agents, if any, involved in the sale of the offered securities make a market in such offered securities, no assurance can be given as to the liquidity of the trading market for such offered securities.

Delayed Delivery Arrangements

If so indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us under contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include:

•  commercial and savings banks,

•  insurance companies,

•  pension funds,

•  investment companies, and

•  educational and charitable institutions and others,

but in all cases will be subject to our approval. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the securities offered hereby will be passed upon for us by Kirkland & Ellis (a partnership including professional corporations).

Experts

The consolidated financial statements of IMC Global incorporated by reference in IMC Global's Annual Report (Form 10-K) for the year ended December 31, 2000 and the consolidated financial statements of IMC Global included in its Current Report on Form 8-K filed on October 11, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included (or incorporated by reference) therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

4,700,000 shares

Common stock

Prospectus Supplement

JPMorgan

February 21, 2002

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

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IMC Global Inc.
Use of proceeds
Ratio of earnings to fixed charges
Description of debt securities
Description of debt warrants
Description of series preferred and common stock
Description of stock warrants
Description of currency warrants
Plan of distribution
Legal matters
Experts